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FOR IMMEDIATE RELEASE
November 3, 1999

                      ANKER COAL ANNOUNCES PLANS TO OFFER
                  NEW SECURED NOTES EXCHANGE TO PUBLIC HOLDERS
                            OF 9.75% NOTES DUE 2007

     Morgantown, WV -- Anker Coal Group, Inc. ("Anker") announced today that it plans to conduct a public exchange offer of its 14.25% Series A Second Priority Senior Secured Notes due 2007 (PIK through April 1, 2000) ("New Secured Notes") for its outstanding 9.75% Senior Notes due 2007 ("Old Notes"). Currently, approximately $16.5 million of Old Notes are outstanding. In the public exchange offer, Anker plans to offer holders of Old Notes $743 principal amount of New Secured Notes for each $1,000 principal amount of Old Notes held. The public exchange offer will be conducted either as an exchange offer registered under the Securities Act of 1933 or pursuant to the exemption from Securities Act registration for exchanges with existing security holders. Anker intends to offer the public exchange as soon as possible. However, because of regulatory and other requirements, Anker cannot predict when the public exchange offer will be made.

     Anker recently completed a private exchange transaction in which Anker exchanged with a limited number of qualified holders $86.8 million principal amount of New Secured Notes for $108.5 million principal amount of Old Notes. Participating holders waived their right to receive the October 1, 1999 interest payment on the Old Notes and consented to amendments to the indenture for the Old Notes that, among other things, modified or eliminated various covenants. Participating holders also received warrants to purchase an aggregate of 20% of Anker's common stock at a nominal exercise price. As a result of the private exchange transaction, approximately $16.5 million of Old Notes remain outstanding.

     The securities issued in the private exchange transaction described above were not registered under the Securities Act of 1933 and may not be offered and sold in the United States absent registration or an applicable exemption from registration. The above is not and shall not be deemed to constitute an offer to sell or the solicitation of an offer to buy any security. With respect to the planned public exchange offer, if the public exchange offer is registered under the Securities Act of 1933, the offer will be made only by means of a prospectus to be filed with the Securities and Exchange Commission.

     Anker Coal Group, Inc. and its subsidiaries produce and sell coal used principally for electric generation and steel production in the eastern United States.

     This release contains statements that constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may vary differ materially from those described or implied herein as a result of various factors, many of which are beyond Anker's control.

     Contact Bruce Sparks, President, Anker Coal Group, Inc. at (304) 594-1616.